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Exhibit 99.1


Company Contacts
Christian F. Gurney
President
CE Software Holdings, Inc.
cfgurney@cesoft.com
(515) 221-1801


CE Software Holdings, Inc. Raises $7 Million in Private Placement
Up to $23.75 Million Possible to Support Merger with Lightning Rod Software

West Des Moines, Iowa, April 5, 2000 -- CE SOFTWARE HOLDINGS, INC. (Nasdaq SC
Symbol: CESH) today announced that subscriptions for $7 million have been placed in escrow in connection with private financing in support of its proposed merger with Lightning Rod Software, Inc., (formerly known as ATIO Corporation
USA, Inc.).

The Company reports that the $7 million placed into escrow, pending completion of the merger and the satisfaction of certain other conditions, was raised in a private placement of units which have been offered and were sold in reliance upon an exemption from registration. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. A total of 875,000 units were priced at $8.00 each. The warrants, which are exercisable at $10.00, for a period of three years and are callable if the stock of the Company trades at $14.00 or higher for 10 consecutive days, have the potential of generating up to an additional $8.75 million.

Total funding received or expected in support of the merger from the private placement and cash from CESH, Venturian Corp. (Nasdaq: VENT) and ATIO International is now $15.00 million, exclusive of the warrants. If the warrant holders elect to exercise their warrants, the total would reach $23.75 million.

At the effective date of the merger, Lightning Rod is expected to have cash available in excess of $9 million, with a further $2.1 million expected to be received in May from ATIO International. Up to $8.75 million may be received at a later date to the extent that the warrants are exercised. CESH and Venturian have made operating loans in the cumulative amount of approximately $2.9 million to Lightning Rod in 1999 and 2000, which amounts are included in the aforementioned total funding. The merger is subject to shareholder approval at the Company's annual meeting of stockholders to be held on April 27, 2000.

"We are pleased by the interest shown in our merger by the investors in the private placement," said Christian F. Gurney, president of CE Software Holdings, Inc. "We set out to raise $5 million in the sale of the units and found our offering to be oversubscribed even after raising the limit to $7 million. We believe this demonstrates strong interest in the business potential of Lightning Rod."

Recent Developments
In December 1999, CE Software Holdings, Inc. announced its proposed merger with Minneapolis-based Lightning Rod Software, then known as ATIO Corporation USA, Inc. As part of the merger agreement, the Company's operating subsidiary CE Software, Inc. will be spun off in a distribution to CESH shareholders. CE Software will retain its rights to the QuickMail and QuicKeys products and will operate independently from CESH after the merger. The headquarters of CE Software, Inc. will remain in West Des Moines, IA. The merger is expected to close on April 27. For more information about the merger, visit www.cesoft.com.

Investors and security holders are advised to read the proxy statement and other documents related to the CESH and Lightning Rod merger because they contain important information. The proxy statement was mailed to security holders on March 31, 2000. Investors and security holders may obtain copies of these and other documents filed by CESH with the Securities and Exchange Commission at the SEC's Internet

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web site (www.sec.gov) free of charge. These
documents may be obtained for free by directing such request to CE Software Holdings, Inc. at www.cesoft.com, or by calling (515) 221-1801.

About CE Software
For more than a decade, CE Software, Inc., a wholly owned subsidiary of CE SOFTWARE HOLDINGS, INC. (Nasdaq SC Symbol: CESH), has developed automation utilities and E-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT/2000 and Macintosh users. For more information: (515) 221-1801 or www.cesoft.com.

About Lightning Rod Software
Based in Minneapolis, Lightning Rod Software is a global leader in multi-channel, real-time customer sales and loyalty solutions for e-businesses such as e-tail sites www.babystyle.com, www.boo.com, and online trading site www.stockwalk.com. In addition to these markets, the company provides customer sales and loyalty solutions for online banking services, e-service bureaus and online entertainment. For more information: (515) 837-4000 or www.lightrodsoft.com.

This release contains forward-looking statements relating to the Company's operations that are based on management's current expectations, estimates and projections and are subject to certain risks, trends and uncertainties and actual developments may differ materially from those projected. Words such as "expects," "looks," "anticipates," "plans," "intends," "projects," "potential," "committed" and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, including the risk that the warrants will not be exercised or will not produce the anticipated proceeds. Some of the important factors that could cause actual results to vary significantly from management's expectations noted in these forward looking statements include product performance, customer preferences and industry consolidation. For a discussion of important factors that could affect the Company's results, the reader is encouraged to refer to the Company's annual report or Form 10-KSB and quarterly Form 10-QSB.

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(c) Copyright 2000 CE Software, Inc. All rights reserved. QuickMail, QuicKeys,
CE Software, CE and the CE Software logo are trademarks of CE Software, Inc. ATIO Corporation, CyberCall, and the ATIO logo are registered trademarks and the property of Lightning Rod Software, Inc. Lightning Rod Software and Lightning Rod Software Interaction Manager are trademarks and the property of Lightning Rod Software, Inc. Microsoft, Windows and Windows NT are registered trademarks of Microsoft Corporation in the United States and other countries. All other brand or product names are trademarks of their respective owners.